EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of the attached statement on Schedule 13D and any amendments. This Joint Filing Agreement shall be included as an Exhibit to such joint filing, and may be executed in any number of counterparts all of which together shall constitute one and the same instrument.

In evidence thereof, each of the undersigned, being duly authorized, hereby execute this Joint Filing Agreement.

Date: April 1, 2021

CRESTOVO INVESTOR LLC

By:	/s/ Chris Shumway
	Name:	Chris Shumway
	Title:	Authorized Singatory

/s/ Chris Shumway
Chris Shumway